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                                                                       EXHIBIT 4

                          TENET HEALTHCARE CORPORATION
                           FOURTH AMENDED AND RESTATED
                        1995 EMPLOYEE STOCK PURCHASE PLAN

                                    ARTICLE I
                            PURPOSE AND COMMENCEMENT

     1.01 PURPOSE. The purpose of the Plan is to provide the employees of the Company and its Subsidiaries with added incentive to continue in their employment and to encourage increased efforts to promote the best interests of the Company by permitting eligible employees to purchase shares of Common Stock of the Company at prices less than the current market price thereof. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and shall be interpreted and construed in accordance with such purpose.

     1.02 COMMENCEMENT. The Plan shall become effective on such date as may be specified by the Board of Directors, which, absent a resolution of the Board of Directors to the contrary, shall be as set forth in Section 2.01(p) hereof; PROVIDED HOWEVER, that in no event shall the Plan become effective unless within twelve months of the date of its adoption by the Board of Directors it has been approved by the affirmative vote of a majority of the issued and outstanding shares of Common Stock at a duly called meeting of the shareholders of the Company.

                                   ARTICLE II
                                   DEFINITIONS

     2.01 DEFINITIONS. As used in the Plan, the following terms and phrases shall have the following meanings:

          (a) "Board of Directors" shall mean the Board of Directors of the Company.

          (b) "Closing Market Price" shall mean (i) if the Common Stock is traded on a national securities exchange, the Closing Market Price shall be the closing price reported by the applicable composite transactions report on the date of any determination or, if the Common Stock is not traded on such date, the closing price so reported on the next following date on which the Common Stock is traded on such exchange, or (ii) if the foregoing provision is inapplicable, the Closing Market Price shall be determined by the Committee in good faith on such basis as it deems appropriate.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d) "Commencement Date" shall mean the first day of a Plan Quarter.

          (e) "Committee" shall mean the Compensation and Stock Option Committee of the Board of Directors, or such other committee of the Board of Directors designated by the Board of Directors for purposes of administering the Plan.


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          (f) "Common Stock" means the common stock of the Company, par value
$0.075 per share.

          (g) "Company" shall mean Tenet Healthcare Corporation, a Nevada corporation.

          (h) "Contribution Account" shall mean the account established on behalf of a Participant pursuant to Article IV hereof to which shall be credited his or her Participant Contributions.

          (i) "Contribution Rate" shall be a percentage of a Participant's Covered Compensation during each payroll period designated by each Participant to be contributed by regular payroll deductions to his or her Contribution Account as set forth in Section 3.03 hereof.

                  (j)      "Covered Compensation" shall mean:

                           (i) The entire amount paid to an Employee by a Sponsoring Employer for the performance of duties including base salaries, wages paid on an hourly or other time basis, commissions, overtime and certain other amounts of cash compensation paid during the Plan Quarter, but shall not include bonuses, foreign service pay, hardship withdrawal allowances and any other pay intended to reimburse the Employee for the higher cost of living outside the United States, Annual Incentive Plan Awards, automobile allowances, ExecuPlan payments, housing allowances, relocation payments, deemed income, income payable under the stock incentive plans, Christmas gifts, insurance premiums and other imputed income, pensions, retirement benefits, prizes or awards (such terms to include, but not be limited to, amounts redeemed by an Employee from rideshare points, either in cash or in merchandise purchased by the Employee with such points).

                           (ii) The entire amount paid to an Employee by a Sponsoring Employer on account of a period of time during which no duties are performed, including salaries, wages paid on an hourly or other time basis, commissions, salary or wage continuation paid during vacation, holiday, illness, layoff, jury duty, military duty or leave of absence, and severance pay, regardless of the form of payment, but shall not include (A) any payments made or due under a plan maintained solely for the purpose of complying with workmen's compensation or unemployment compensation or disability insurance laws, (B) any payment which solely reimburses the Employee for expenses incurred by the Employee, or (C) imputed income.

                           (iii) For purposes of Subparagraphs (i) and (ii) above, "Covered Compensation" for any Plan Quarter shall also include amounts described in Subparagraph (i) and (ii) which are deferred by a Participant under the Tenet Healthcare Corporation Retirement Savings Plan, as amended, in accordance with Section 401(k) of the Code, under a "cafeteria plan" maintained by the Company or a subsidiary in accordance with Section 125 of the Code, or under


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          the Tenet Executive Deferred Compensation and Supplemental Saving
          Plan, as amended.

          (k) "Employee" shall mean each employee of a Sponsoring Employer whose customary employment is at least twenty (20) hours a week and more than six months in a calendar year. For purposes of the Plan, "employment" shall be determined in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

          (l) "Participant" shall mean any Employee of a Sponsoring Employer who has met the conditions and provisions for becoming a Participant set forth in
Article III hereof.

          (m) "Participant Contributions" shall be the aggregate dollars actually contributed by each Participant to his or her Contribution Account.

          (n) "Permanent Disability" shall mean an illness, injury or other physical or mental condition continuing for at least 180 consecutive days which results in an Employee's inability to provide in all material respects the duties theretofore performed in his or her capacity as an Employee of a Sponsoring Employer.

          (o) "Plan" shall mean the Fourth Amended and Restated 1995
Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

          (p) "Plan Quarter" shall mean each calendar quarter. The first Plan Quarter shall be the Plan Quarter commencing on January 1, 1996, and ending on March 31, 1996, or such later Plan Quarter as may be determined by the Committee.

          (q) "Purchase Date" shall mean the last business day of a Plan Quarter on which the Common Stock publicly trades.

          (r) "Purchase Price" shall mean the purchase price for a share of Common Stock to be paid by a Participant on a Purchase Date, as determined under
Section 4.02 hereof.

          (s) "Request for Participation" shall mean such form as shall be approved by the Committee for distribution to Employees in connection with participation in the Plan.

          (t) "Sponsoring Employers" shall mean the Company and each Subsidiary that has been designated by the Committee as a Sponsoring Employer under the Plan.

          (u) "Subsidiary" shall mean a subsidiary of the Company which is treated as a subsidiary corporation under Section 424(f) of the Code.


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                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

     3.01 ELIGIBILITY. Each Employee shall become eligible to be a Participant of the Plan and may participate therein as of the Commencement Date of a Plan Quarter if such Employee has been an Employee for at least six months prior to such Commencement Date.

     3.02 LIMITATIONS. Notwithstanding anything to the contrary contained in the Plan, no right to purchase Common Stock shall accrue under the Plan in favor of any person who is not an Employee eligible to participate in the Plan under
Section 3.01 hereof, and no Employee shall acquire the right to purchase shares of Common Stock (i) if immediately after receiving such right to purchase Common Stock, such Employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, taking into account in determining stock ownership any stock attributable to such Employee under Section 424(d) of the Code, (ii) if to do so would permit such Employee's right to purchase stock under all employee stock purchase plans (to which Section 423 of the Code applies) of the Company and its Subsidiaries, as those plans are in effect from time to time, to accrue at a rate which exceeds $25,000 of fair market value of such stock (as determined as each Commencement Date) for each calendar year, all as specified in the manner provided by Section 423(b)(8) of the Code, or (iii) if to do so would permit such Employee the right to purchase more than 4,000 shares (or such other number as may be determined in advance for any Purchase Period by the Committee) of Common Stock in any Purchase Period.

     3.03 PARTICIPATION.

          (a) Each Employee eligible to be a Participant in the Plan shall be furnished a summary of the Plan and a Request for Participation by such Employee's Sponsoring Employer. If an Employee elects to participate hereunder, such Employee shall complete such form and file it with his or her Sponsoring Employer not later than 15 days prior to a Commencement Date of a Plan Quarter. The completed Request for Participation shall indicate the Participant Contribution Rate authorized by the Participant. If any Employee does not elect to participate in the Plan during any given Plan Quarter, such Employee may elect to participate on any future Commencement Date so long as he or she continues to be an eligible Employee.

          (b) On his or her Request for Participation, an Employee must authorize his or her Sponsoring Employer to deduct through a payroll deduction the amount of such Employee's Participant Contribution. The payroll deduction specified in a Request for Participation for each payroll period shall be at a Participant Contribution Rate no less than 1% and no more than 10% of such Employee's Covered Compensation during such payroll period paid to him or her by his or her Sponsoring Employer. Such deductions shall begin as of the first pay period ending after the Commencement Date of a Plan Quarter. Participant Contributions will not be permitted to begin at any time other than immediately after the Commencement Date of a Plan Quarter. No interest shall accrue to Participants on any amounts withheld under the Plan, unless and until the Committee shall approve such accrual of interest on terms that it shall specify and apply on a uniform basis as to all Participants.


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          (c) The Participant's Contribution Rate, once established, shall remain in effect for all Plan Quarters unless changed by the Participant in writing delivered to such Participant's Sponsoring Employer at least 15 days prior to the Commencement Date of the next Plan Quarter. A Participant's Contribution Rate for a Plan Quarter may not be increased, decreased or otherwise modified at any time during the 15-day period prior to the Commencement Date of such Plan Quarter.

          (d) A Participant may notify his or her Sponsoring Employer of such Participant's desire to discontinue his or her Participant Contributions by delivering to his or her Sponsoring Employer written notice on such forms as may be provided by the Company or such Participant's Sponsoring Employer at least 15 days prior to the Purchase Date of the relevant Plan Quarter. Upon such request, there shall be refunded to such Participant as soon as practicable the entire cash balance in his or her Contribution Account. If a Participant determines to discontinue his or her Participant Contributions pursuant to this Section 3.05(d), (i) such Participant shall be terminated from the Plan effective upon the date of receipt of such Participant's notice to his or her Sponsoring Employer, and (ii) such Participant shall not be permitted to be a Participant in the Plan for the remainder of the calendar year in which such notice is received. In the event a Participant's payroll deductions are prevented by legal process, the Participant will be deemed to have terminated from the Plan.

          (e) By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a brokerage account in his or her name at a securities brokerage firm or other financial institution selected by the Committee in its discretion.

     3.04 TERMINATION OF EMPLOYMENT. Any Participant (i) whose employment by a Sponsoring Employer is terminated for any reason (except death, retirement or Permanent Disability), or (ii) who shall cease to be an Employee under the Plan, shall cease being a Participant as of the date of such termination of employment. Upon such termination of employment, there shall be refunded to such Participant as soon as practicable the entire cash balance in such Participant's Contribution Account.

     3.05 DEATH, RETIREMENT OR PERMANENT DISABILITY

          (a) If a Participant shall die during a Plan Quarter, no further Participant Contributions on behalf of the deceased Participant shall be made. The executor or administrator of the deceased Participant's estate may elect to withdraw the balance in said Participant's Contribution Account by notifying the deceased Participant's Sponsoring Employer in writing at least 15 days prior to the Purchase Date in respect of such Plan Quarter. In the event no election to withdraw has been made, the balance accumulated in the deceased Participant's Contribution Account shall be used to purchase shares of Common Stock in accordance with Article IV hereof.

          (b) If, during a Plan Quarter, a Participant shall (i) retire or (ii) incur a Permanent Disability, no further contributions on behalf of the retired or disabled Participant shall be made. A retired or disabled Participant may elect to withdraw the balance in his or her Contribution Account by notifying the Sponsoring Employer in writing at least 15 days prior to the last day of the Plan Quarter. In the event no election to withdraw has been made, the balance accumulated in the retired or disabled Participant's Contribution Account shall be used to purchase shares of Common Stock in accordance with Article IV hereof. In the event a


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retired or disabled Participant shall die during the Plan Quarter of such
Participant's retirement or disability and such Participant shall not have notified his or her Sponsoring Employer of his or her desire to withdraw his or her Contribution Account, the executor or administrator of such Participant's estate shall have all the rights provided pursuant to Section 3.05(a) hereof.

                                   ARTICLE IV
                            PURCHASE OF COMMON STOCK

     4.01 PURCHASE OF COMMON STOCK.

          (a) On each Purchase Date, each Participant's Contribution Account shall be used to purchase the maximum number of whole shares of Common Stock determined by dividing (i) the Participant's Contribution Account as of such Purchase Date by (ii) the Purchase Price in respect of such Plan Quarter. Any amounts remaining in a Participant's Contribution Account after such Participant's purchase of Common Stock in respect of a Plan Quarter (representing amounts which would purchase only fractional shares) will remain in such Participant's Contribution Account to be used in the next Plan Quarter along with new Participant Contributions in such succeeding Plan Quarter.

          (b) If, in any Plan Quarter, the total number of shares of Common Stock to be purchased pursuant to the Plan by all Participants exceeds the number of shares authorized under the Plan, then each Participant shall purchase his or her pro rata portion of the shares of Common Stock remaining available under the Plan based on the balances in each Participant's Contribution Account as of the Purchase Date in respect of such Plan Quarter; PROVIDED HOWEVER, that, in no event, shall any fractional shares of Common Stock be issued pursuant to the Plan or this Section 4.01(b) hereof.

          (c) Any cash dividends paid with respect to shares of Common Stock held for the account of a Participant shall be, as determined by the Committee on a uniform basis as to all Participants, either (i) distributed to the Participant or (ii) credited to the Participant's Contribution Account and used, in the same manner as payroll deductions, to purchase additional shares of Common Stock under the Plan on the next Purchase Date (subject to the limitations of Section 3.02 hereof).

     4.02 PURCHASE PRICE. For each Plan Quarter, the Purchase Price per share of Common Stock purchased pursuant to the Plan shall be the lesser of (a) 85% of the Closing Market Price on the Commencement Date of such Plan Quarter, and (b) 85% of the Closing Market Price on the Purchase Date of such Plan Quarter.

     4.03 NOTICE OF PURCHASE, STOCK CERTIFICATES, VOTING RIGHTS.

          (a) After the Purchase Date in respect of each Plan Quarter, a r1eport will be made by the Company to each Participant stating the entries made to his or her Contribution Account, the number of shares of Common Stock purchased and the applicable Purchase Price.

          (b) Evidence of shares of Common Stock purchased under the Plan shall be maintained under the Plan for the account of each Participant and registered in the manner determined by the Committee. Certificates for the number of whole shares credited to a Participant's account under the Plan will be issued to a Participant at any time promptly upon


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written request to the Company; PROVIDED however, that the Company may, at its election, issue such certificates at such time or times as the Committee deems appropriate, including, without limitation, following an Employee's termination of employment with a Sponsoring Employer.

          (c) Shares of Common Stock held under the Plan for the account of each Participant shall be voted by the holder of record of such shares in accordance with the Participant's instructions.

     4.04 NOTIFICATION OF DISPOSITION OF STOCK. If a Participant or former Participant disposes of a share of Common Stock purchased under the Plan prior to two (2) years after the Commencement Date of the Plan Quarter during which such share was purchased, then such Participant or former Participant shall notify his or her Sponsoring Employer immediately of such disposition in writing.

                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

     5.01 SHARES SUBJECT TO PLAN; ADJUSTMENTS.

          (a) The maximum number of shares of Common Stock which may be purchased under the Plan is 9,500,000, subject, however, to adjustment as hereinafter set forth. The shares of Common Stock to be purchased under the Plan will be made available, at the discretion of the Board of Directors or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

          (b) If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin off, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares provided in Section 5.01(a) hereof, subject in the case of certain corporate reorganizations to the requirements of Section 424(a) of the Code.

     5.02 ADMINISTRATION OF THE PLAN.

          (a) The Committee shall be responsible for the administration of the Plan. The Committee shall have the authority to modify, alter or amend the Plan at any time and from time to time to any extent that it may deem advisable, including, without limiting the generality of the foregoing, any amendment deemed necessary to ensure compliance of the Plan with Section 423 of the Code. Notwithstanding the foregoing, no amendment of the Plan shall operate to reduce any amounts previously allocated to a Participant's Contribution Account nor to reduce a Participant's rights with respect to shares of Common Stock previously purchased and held on his or behalf under the Plan.


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          (b) The Committee shall have the discretionary authority to interpret the Plan and determine all questions arising in the administration, application and operation of the Plan, including all questions of fact and all questions of interpretation of the provisions of the Plan. All such determinations by the Committee shall be conclusive and binding on all persons. The Committee, from time to time, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan, and may approve the forms of any documents or writings provided for in the Plan. The Committee shall have full discretionary authority to delegate ministerial functions of the Plan to employees of the Company. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

          (c) The Committee may in its discretion engage a bank trust department, securities brokerage firm or other financial institution as agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the Participants' stock certificates, maintaining an individual investment account for each Participant and providing periodic account status reports to Participants.

          (d) The Committee shall have the authority to adopt and enforce such special rules and restrictions under the Plan to be applicable to Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, as the Committee shall deem are necessary or appropriate to exempt certain Plan transactions from the requirements of such Section 16.

          (e) The Company shall bear the cost of administering the Plan, including any fees, costs and expenses relating to the purchase of shares of Common Stock under the Plan. Notwithstanding the foregoing, Participants will be responsible for all fees, costs and expenses incurred in connection with the disposition of shares of Common Stock purchased under the Plan.

     5.03 TERMINATION OF THE PLAN. The Company may, by action of the Board of Directors, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Common Stock subject to the Plan under Section 5.01 hereof, unless such number of shares shall be increased by the Board of Directors and such increase shall be approved by the shareholders of the Company. Upon termination of the Plan, as soon as practicable there shall be refunded to each Participant the entire cash balance in his or her Contribution Account, and there shall be forwarded to the Participants certificates for all shares of Common Stock held under the Plan for the account of Participants. The Board of Directors may suspend operation of the Plan for any period as it may deem advisable.

     5.04 GOVERNING LAW; COMPLIANCE WITH LAW. The Plan shall be construed in accordance with the laws of the State of Nevada. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant's participation in the Plan.


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     5.05 NO ASSIGNMENT. The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by the Participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the Plan shall be null and void for all purposes and respects.

     5.06 NO CONTRACT OF EMPLOYMENT. The Plan will not be deemed to constitute a contract between a Sponsoring Employer and any Participant nor to be a consideration nor an inducement for the employment of any Participant or Employee. Nothing contained in the Plan shall be deemed to give any Participant or Employee the right to be retained in the service of a Sponsoring Employer or to interfere with the right of a Sponsoring Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him or her as a Participant of the Plan.

     5.07 NO RIGHTS AS STOCKHOLDER. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a stockholder of the Company until he or she acquires shares of Common Stock as herein provided.


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